UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

288 Grove Street, Suite 388

Braintree, MA 02184

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Overview

Microbot Medical Inc. (the “Company”, “we” or “us”) is a clinical-stage medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. We are primarily focused on leveraging our robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® technological platform, we are developing the first ever fully disposable robot for various endovascular interventional procedures. The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It is intended for the remote delivery and manipulation of guidewires and catheters, and remote manipulation of guide catheters to facilitate navigation to anatomical targets in the peripheral vasculature. It is designed to eliminate the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

Recent Developments

Registered Direct Offerings and Concurrent Private Placements

On January 6, 2025, we entered into a securities purchase agreement with investors, pursuant to which we agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market, an aggregate of 4,000,001 shares of our common stock at an offering price of $1.75 per share. In a concurrent private placement, we agreed to issue to the same investors series G preferred investment options to purchase up to 8,000,002 shares of our common stock at an exercise price of $1.75 per share. Each series G preferred investment option was exercisable immediately and expires two years from the initial exercise date. The offerings closed on January 7, 2025, and we raised approximately $7.0 million in aggregate gross proceeds from such offerings, before deducting placement agent fees and expenses and related offering expenses. We also issued at closing to the placement agent or its designees, warrants to purchase 200,000 shares of our common stock, which were exercisable immediately, expire two years from issuance, and have an exercise price of $2.1875 per share.

On January 7, 2025, we entered into a securities purchase agreement with investors, pursuant to which we agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market, an aggregate of 3,788,550 shares of our common stock at an offering price of $2.27 per share. In a concurrent private placement, we agreed to issue to the same investors series H preferred investment options to purchase up to 7,577,100 shares of our common stock at an exercise price of $2.10 per share. Each series H preferred investment option was exercisable immediately and expires two years from the initial exercise date. The offerings closed on January 10, 2025, and we raised approximately $8.6 million in aggregate gross proceeds from such offerings, before deducting placement agent fees and expenses and related offering expenses. We also issued at closing to the placement agent or its designees, warrants to purchase 189,428 shares of our common stock, which were exercisable immediately, expire two years from issuance, and have an exercise price of $2.8375 per share.

ATM Offering

On June 10, 2021, we entered into an At-the-Market Offering Agreement, as amended on July 1, 2024 (the “ATM Agreement”) with Wainwright as sales agent, in connection with an “at the market offering” under which we may offer and sell, from time to time in our sole discretion, shares of our common stock having an aggregate offering price of up to $4,819,905 at market prices or as otherwise agreed with Wainwright. The compensation to Wainwright for sales of the shares is a placement fee of 3.0% of the gross sales price of the shares of common stock sold pursuant to the ATM Agreement.

In connection with entering into the ATM Agreement, on July 1, 2024, we filed with the SEC a prospectus supplement relating to the offer, issuance and sale of up to $4,819,905 of our shares of common stock pursuant to the ATM Agreement.

Through January 7, 2025, we issued and sold an aggregate of 4,276,486 shares of our common stock pursuant to the ATM Agreement, for total gross proceeds of $4,819,278 before deducting aggregate placement fees of $144,578 and other offering expenses. Accordingly, we are no longer selling any further shares of our common stock under the ATM Agreement.

As of January 7, 2025, after taking into account the issuance of all of the shares sold under the ATM Agreement and all of the shares sold to the investors in the January 2025 Offerings (excluding shares underlying the series G preferred investment options), we had 24,242,120 shares of our common stock issued and outstanding.

510(k) Premarket Notification Submission

On December 10, 2024, we announced that we submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) for our LIBERTY® Endovascular Robotic System. The 510(k) submission follows the successful completion of our multi-center, single-arm, trial to evaluate the performance and safety of LIBERTY® in human subjects undergoing Peripheral Vascular Interventions.

We anticipate FDA marketing clearance during the second quarter of 2025, with U.S. commercialization activities expected to commence after the clearance.

Israel-Hamas War

On October 7, 2023, the State of Israel, where our research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to Israeli military operation at first in Gaza and then in Lebanon. These military operations and related activities, such as the recent collapse of the Assad regime in Syria and Israel’s subsequent military operations in Syria, and the recent escalation of military operations by and against the Houthis in Yemen, are on-going as of the date of this Current Report on Form 8-K, although a cease fire with Hamas was declared on January 15, 2025 and there is currently a ceasefire with Hezbollah in Lebanon.

We have considered various ongoing risks relating to the military operations and related matters, including:

●	That some of our Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

We are closely monitoring how the military operations and related activities could adversely affect our anticipated milestones and our Israel-based activities to support future clinical and regulatory milestones, including our ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the date of this Current Report on Form 8-K, we have determined that there have not been any materially adverse effects on our business or operations, but we continue to monitor the situation, as any collapse of the cease-fire with Hamas or Hezbollah or any future escalation or change could result in a material adverse effect on the ability of our Israeli office to support the Company’s clinical and regulatory activities. We do not have any specific contingency plans in the event of any such escalation or change.

Liquidity and Capital Resources

To date, Microbot has not generated revenues from operations. Microbot has incurred losses since inception and negative cash flows from operating activities for all periods presented. As of September 30, 2024, Microbot had a net working capital of approximately $3.6 million, consisting primarily of cash and cash equivalents and marketable securities. This compares to net working capital of approximately $4.1 million as of December 31, 2023. This does not include or take into account any of the approximately $20.6 million we raised subsequent to September 30, 2024, discussed further below. Microbot anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts and ramps up commercialization of its primary product candidate and continues to incur costs associated with being a public company.

Microbot has funded its operations through the issuance of capital stock, grants from the Israeli Innovation Authority, and convertible debt. Since inception (November 2010) through January 31, 2025, Microbot has raised cash proceeds of approximately $93.4 million. Since inception (November 2010) through September 30, 2024, Microbot incurred a total cumulative loss of approximately $87.5 million.

Microbot Israel obtained from the Israeli Innovation Authority (“IIA”) grants for participation in research and development for the years 2013 through September 30, 2024 in the total amount of approximately $1.9 million. This amount includes amounts received of approximately $378,000, which are a portion of an additional grant from the IIA in the amount of approximately NIS 1.6 million (approximately $447,000) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System. On January 4, 2018, Microbot Israel entered into an agreement with CardioSert to acquire certain of its patent-protected technology as well as to assume CardioSert’s grants from the IIA in the aggregate amount of approximately $530,000. During the 3rd quarter of 2024, Microbot Israel transferred such technology back to CardioSert, for nominal consideration and, as a result, Microbot Israel’s liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530,000 was also transferred back to CardioSert. On October 6, 2022, Microbot Israel entered into an agreement with Nitiloop Ltd. to acquire substantially all of its assets. Nitiloop received grants from the IIA in the aggregate amount of approximately $925,000 and Microbot Israel took over the liability to repay such grants.

Microbot Israel is obligated to pay royalties amounting to 3%-5% of its future sales up to the amount of the grants. The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest at an annual rate of SOFR, a benchmark interest rate which replaced LIBOR. Under the terms of the grants and applicable law, Microbot is restricted from transferring any technologies, know-how, manufacturing or manufacturing rights developed using the grant outside of Israel without the prior approval of the Israel Innovation Authority. Microbot has no obligation to repay the grants, if the applicable project fails, is unsuccessful or aborted before any sales are generated; accordingly, as we have discontinued the CardioSert program and are returning the technology to CardioSert, we do not expect to repay, or have the obligation to repay, the grants relating to that technology. The financial risk is assumed completely by the IIA.

On March 2, 2023, the Company announced that it received approval for a grant from the Ministry of Economy in the amount of approximately NIS 300,000, which based on an exchange rate on such date of NIS 1.00 = $0.2923, would be approximately $88,000, to further finance the marketing activities of the LIBERTY® Endovascular Robotic Surgical System in the U.S. market. In relation to the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

During the second fiscal quarter of 2023, Microbot commenced a core-business focus program and a cost reduction plan while it sought to raise sufficient additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System. Since then through January 31, 2025, we have raised the following amounts:

●	In May and June 2023, Microbot raised aggregate gross proceeds of approximately $7.6 million, before fees and expenses of approximately $1.1 million, from investors;

●	Approximately $5.08 million in gross proceeds, before fees and expenses of approximately $661,000, from financing activities through June 30, 2024;

●	An aggregate of approximately $4.8 million in gross proceeds, before fees and expenses of $167,292, through our ATM Agreement;

●	In January 2025, Microbot raised aggregate gross proceeds of approximately $15.6 million, before fees and expenses of approximately $1.4 million, from investors; and

●	In January 2025, Microbot raised approximately 915,000 in gross proceeds from the exercise of outstanding preferred investment options.

To the extent available, Microbot intends to continue to raise capital through future public and private issuances of debt and/or equity securities, to fund its commercial activities and working capital and general business purposes. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to Microbot’s shareholders. In addition, to the extent Microbot determines to incur additional indebtedness, Microbot’s incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. Microbot can provide no assurance that financing will be available in the amounts it needs, at the times it needs it or on terms acceptable to it, if at all, and will need additional funds to continue the commercialization process for the LIBERTY® Endovascular Robotic Surgical System.

As of the date of this Current Report on Form 8-K, management believes we have sufficient funds for our operations for in excess of one year.

Competition

We believe the main competitor to the LIBERTY® Endovascular Robotic Surgical System is the CorPath GRX vascular robotics system by Corindus Vascular Robotics, a Siemens Healthineers company. To our knowledge, CorPath GRX system is FDA-approved and CE-marked for percutaneous coronary and vascular procedures, is CE-marked for neurovascular interventions and is pending FDA approval for neurovascular interventions. Another competitor is Robocath (CE Marked, NMPA, South Africa for PCI only), and we believe there are many other competitors in the endovascular robotics space. We believe these systems of our competitors that we have identified have drawbacks, such as limited maneuverability, the requirement to exchange and use multiple expensive surgical tools, being cumbersome to set-up and operate, and/or requiring significant upfront capital expenditures. We also expect that we could be competing with other technologies that are in different stages of development, including preclinical, clinical and without CE/FDA approvals, such as LN Robotics (approved in Korea for coronary interventions) Nanoflex Robotics, UAB Inovatyvi medicina and Endoways, of which additional competitive data will be required to better determine their respective positioning in the competitive landscape.

Microbot’s existing and planned products could also be rendered obsolete or uneconomical by technological advances developed in the future by existing or new competitors. Some of Microbot’s competitors currently have significantly greater resources than Microbot does; have established relationships with healthcare professionals, customers and third-party payors; and have long-term contracts with group purchasing organizations in the United States. In addition, some of Microbot’s competitors have established distributor networks, greater resources for product development, sales and marketing, additional lines of products and the ability to offer financial incentives such as rebates, bundled products or discounts on other product lines that Microbot cannot provide.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Harel Gadot	2024	520,249	149,189	(5)	-	501,304	(9)	-	57,900	(3)	1,228,642
CEO, President & Chairman	2023	372,521	386,000	(2)	-	470,302		-	55,300	(3)	1,284,123

Simon Sharon	2024	241,455	84,754	(4)	-	114,425	(9)	-	89,435	(6)	530,069
CTO and GM	2023	195,901	87,022	(2)	-	88,418		-	98,589	(6)	469,930

Juan Diaz-Cartelle	2024	350,000	-			15,246	(9)		-		365,246
CMO (7)	2023	14,808				720					15,528

Rachel Vaknin	2024	162,793	40,816	(4)	-	101,182	(9)	-	53,694	(8)	358,485
CFO	2023	139,601	27,626	(2)	-	76,533		-	45,743	(8)	289,503

(1)	Amounts shown do not reflect cash compensation actually received by the named executive officer. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the periods presented as determined pursuant to ASC Topic 718 and excludes the effect of forfeiture assumptions. The assumptions used to calculate the fair value of stock option awards are set forth under Note 10 to the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)	Represents bonus for the 2022 fiscal year, which amount was actually paid in 2023.
(3)	All Other Compensation includes contributions to the named executive officer’s 401(k) Plan, and a yearly automobile allowance.
(4)	Represents bonus for the 2023 fiscal year, which amount was actually paid in 2024.
(5)	Represents bonus for the 2023 fiscal year, which amount was actually paid in 2024. For the 2023 fiscal year, Mr. Gadot received in 2024 $149,188.50 of a possible maximum of $298,377, and a bonus in the form of 79,567 stock options.
(6)	All Other Compensation includes contributions or payments to the named executive officer’s convalescence pay, pension fund, work disability insurance, severance fund, education fund, and social security, and yearly automobile allowance.
(7)	Juan Diaz-Cartelle commenced employment on December 1, 2023.
(8)	All Other Compensation includes contributions or payments to the named executive officer’s convalescence pay, pension fund, work disability insurance, severance fund, education fund, and social security.
(9)	Excludes the value of certain performance-based options granted to the executive in 2024 which until February 5, 2025 remained subject to confirmation of performance vesting by the Company’s Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Harel Gadot	77,846	-	$4.20	1/01/2025	-	-	-	-
	120,847	-	15.75	9/14/2027	-	-	-	-
	166,666	-	9.64	2/25/2030	-	-	-	-
	190,000	-	8.48	02/01/2031	-	-	-	-
	92,500	7,500	6.48	01/26/2032	-	-	-	-
	112,000	48,000	3.73	12/21/2032	-	-	-	-
	38,000	42,000	2.43	08/01/2033	-	-	-	-
	80,000	-	1.2684	02/22/2034
	26,000	54,000	1.2684	02/22/2034
	79,567	-	1.25	02/26/2034
	12,000	-	1.25	02/26/2034

Simon Sharon	10,000	-	9.00	08/13/2028	-	-	-	-
	14,170	-	5.95	08/12/2029	-	-	-	-
	23,125	1,875	6.48	01/26/2032	-	-	-	-
	21,875	13,125	3.48	12/21/2032	-	-	-	-
	8,312	9,188	2.43	08/01/2033	-	-	-	-
	17,500	-	1.2684	02/22/2034
	5,687	11,813	1.2684	02/22/2034
	8,750	-	1.25	02/26/2034

Rachel Vaknin	18,500	1,500	6.48	01/26/2032	-	-	-	-
	7,750	2,250	4.80	07/18/2032	-	-	-	-
	9,100	3,900	3.73	12/21/2032	-	-	-	-
	8,312	9,188	2.43	08/01/2033	-	-	-	-
	17,500	-	1.2684	02/22/2034
	5,687	11,813	1.2684	02/22/2034
	4,375	-	1.25	02/26/2034

Juan Diaz-Cartelle	10,000	15,000	1.29	01/12/2033	-	-	-	-
	5,687	11,813	1.2684	02/22/2034	-	-	-	-
	10,500	-	1.25	02/26/2034

Executive Employment Agreements

Harel Gadot Employment Agreement

The Company entered into an employment agreement (the “Gadot Agreement”) with Harel Gadot on November 28, 2016, as amended most recently on January 26, 2022, to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the Agreement. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by Mr. Gadot and the Company. For the fiscal year ending December 31, 2025, Mr. Gadot’s annual salary is $556,972.

Effective as of January 26, 2022, Mr. Gadot shall also be entitled to receive a target annual cash bonus of up to a maximum amount of 75% of base salary, which maximum amount of $397,837 was paid in 2025 for the 2024 fiscal year. For the 2023 fiscal year, Mr. Gadot received in 2024 $149,188.50 of a possible maximum of $298,377, and a bonus in the form of 79,567 stock options. In January 2025, the Compensation Committee authorized the payment to Mr. Gadot of a special bonus in the amount of approximately $150,000.

Mr. Gadot shall be further entitled to a monthly automobile allowance and tax gross up on such allowance of $1,150. Upon execution of the Gadot Agreement, he was granted options to purchase shares of common stock of the Company representing 5% of the issued and outstanding shares of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Gadot of additional compensatory options on an annual basis. In February 2024, the Company granted Mr. Gadot an aggregate of 240,000 options (exclusive of the bonus options described above), of which 80,000 were performance-based options and of which 12,000 vested in accordance with their terms as of February 5, 2025.

In the event Mr. Gadot’s employment is terminated as a result of death, Mr. Gadot’s estate would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of Mr. Gadot’s death.

In the event Mr. Gadot’s employment is terminated as a result of disability, Mr. Gadot would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company for cause, Mr. Gadot would be entitled to receive any compensation then due and payable incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company without cause, he would be entitled to receive (i) any earned annual salary; (ii) 12 months’ pay and full benefits, (iii) a pro rata bonus equal to the maximum target bonus for that calendar year; (iv) the dollar value of unused and accrued vacation days; and (v) applicable premiums (inclusive of premiums for Mr. Gadot’s dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company. In addition, 100% of any unvested portion of his stock options shall immediately vest and become exercisable.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Gadot agrees not to compete and solicit with the Company. Mr. Gadot also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Rachel Vaknin Employment Agreement

The Company entered into an employment agreement, dated November 22, 2021, amended as of May 15, 2023 and February 5, 2025 (as amended, the “Vaknin Agreement”), with Ms. Vaknin, to serve as the Company’s Chief Financial Officer, on an indefinite basis subject to the termination provisions described in the Vaknin Agreement. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company. For the fiscal year ending December 31, 2025, Ms. Vaknin’s annual salary is 720,000 NIS.

Ms. Vaknin shall also be entitled to receive a target annual cash bonus, based on certain milestones, of up to a maximum amount of 35% (increased from 25% in February 2024) of her annual salary. For the 2024 fiscal year, Ms. Vaknin received a cash bonus of 210,000 NIS (approximately $58,000).

Ms. Vaknin shall be further entitled to a monthly automobile allowance not to exceed NIS 1,000 per month plus expenses and applicable taxes, and originally was granted options to purchase 20,000 shares of common stock of the Company based on vesting and other terms set forth in the Vaknin Agreement. Since then, the Compensation Committee of the Board of Directors considers the granting to Ms. Vaknin of additional compensatory options on an annual basis. In February 2024, the Company granted Ms. Vaknin an aggregate of 52,500 options, of which 17,500 were performance-based options and of which 4,375 vested in accordance with their terms as of February 5, 2025.

Pursuant to the Vaknin Agreement, the Company shall pay an amount equal to 8.33% of Ms. Vaknin’s salary to be allocated for severance pay, 6.5% of Ms. Vaknin’s salary to be allocated for pension savings and 7.5% to be allocated to an educational fund. The Company may have additional payment obligations for disability insurance as specified in the Vaknin Agreement.

Either the Company or Ms. Vaknin may terminate the Vaknin Agreement at its discretion at any time by providing the other party with two months prior written notice of termination (the “Advance Notice Period”).

The Company may terminate the Vaknin Agreement “For Cause” (as defined in the Vaknin Agreement) at any time by written notice without the Advance Notice Period.

The Vaknin Agreement contains customary non-competition and non-solicit provisions pursuant to which Ms. Vaknin agrees not to compete and solicit with the Company. Ms. Vaknin also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Simon Sharon Employment Agreement

The Company entered into an employment agreement, dated as of March 31, 2018 and amended pursuant to a First Amendment to Employment Agreement dated as of April 19, 2021, as further amended as of May 15, 2023 and on February 5, 2025 (as so amended, the “Sharon Agreement”), with Mr. Sharon, to serve as the Company’s Chief Technology Officer and the General Manager of Microbot Israel, on an indefinite basis subject to the termination provisions described in the Sharon Agreement.

The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company.

Pursuant to the terms of the Sharon Agreement, for the fiscal year ending December 31, 2025, Mr. Sharon’s annual salary is 960,000.

Mr. Sharon shall also be entitled to receive a target annual cash bonus, based on certain milestones, of up to a maximum amount of 35% of him annual salary. For the 2024 fiscal year, Mr. Sharon received a cash bonus of approximately $85,000.

Mr. Sharon shall be further entitled to a monthly automobile allowance plus a tax gross up to cover taxes relating to the grant of such motor vehicle, and pursuant to the Sharon Agreement was initially granted options in 2018 to purchase 150,000 shares (pre-stock split) of common stock of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Sharon of additional compensatory options on an annual basis. In February 2024, the Company granted Mr. Sharon an aggregate of 52,500 options, of which 17,500 were performance-based options and of which 8,750 vested in accordance with their terms as of February 5, 2025.

Pursuant to the Sharon Agreement, the Company pays to (unless agreed otherwise by the parties) an insurance company or a pension fund, for Mr. Sharon, an amount equal to 8.33% of the base salary and overtime payments, which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% of the base salary and overtime payments, which shall be allocated to a provident fund or pension plan. The Company also pays an additional sum for disability insurance to insure Mr. Sharon for up to 75% of base salary and overtime payments, and 7.5% of each monthly payment to be allocated to an educational fund.

Either the Company or Mr. Sharon may terminate the Sharon Agreement without cause (as defined in the Sharon Agreement) by providing the other party with ninety days prior written notice.

The Company may terminate the Sharon Agreement for cause at any time by written notice without any advance notice.

The Sharon Agreement contains customary non-competition and non-solicit provisions pursuant to which Mr. Sharon agrees not to compete and solicit with the Company. Mr. Sharon also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Juan Diaz-Cartelle Employment Agreement

We entered into an employment agreement, effective as of December 1, 2023 and as amended on February 5, 2025 (as so amended, the “Diaz-Cartelle Agreement”), with Dr. Diaz-Cartelle, to serve as Chief Medical Officer on an indefinite basis subject to the termination provisions described in the Diaz-Cartelle Agreement. Pursuant to the terms of the Agreement, Dr. Diaz-Cartelle shall receive an annual base salary, which shall be reviewed on an annual basis by the Company’s Compensation Committee, which may provide for increases as it may determine, taking into account such performance metrics and criteria of Dr. Diaz-Cartelle and the Company in its sole discretion. Pursuant to the terms of the Diaz-Cartelle Agreement, for the fiscal year ending December 31, 2025, Dr. Diaz-Cartelle’s annual salary is $367,500.

Dr. Diaz-Cartelle shall also be entitled to receive a target annual cash bonus, based on corporate performance factors established and assessed by the Compensation Committee, of up to a maximum amount of 35% (up from 30%) of his annual base salary, provided that he is employed by the Company as of December 31st of the year to which the Target Bonus relates in order to receive the Target Bonus. For the 2024 fiscal year, Dr. Diaz-Cartelle’s received a cash bonus of approximately $105,000.

Dr. Diaz-Cartelle was granted 10-year options to purchase 25,000 shares of common stock of the Company pursuant to the Company’s 2020 Omnibus Performance Award Plan, as amended, having an exercise price per share based on the closing price of the Company’s common stock on the date of grant, and which vests in total over three years. He shall also be entitled to receive additional incentive equity awards on an annual basis at the discretion of the Compensation Committee, and in February 2024, the Company granted Mr. Diaz-Cartelle an aggregate of 35,000 options, of which 17,500 were performance-based options and of which 10,500 vested in accordance with their terms as of February 5, 2025.

Subject to the terms and conditions of the Agreement, either the Company or Dr. Diaz-Cartelle shall have the right to earlier terminate Dr. Diaz-Cartelle’s employment at any time for any reason or no reason upon at least one month prior written notice.

The Company may terminate the Agreement for “Cause” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to Dr. Diaz-Cartelle’s right to cure as provided in the Diaz-Cartelle Agreement. Upon Dr. Diaz-Cartelle’s termination of employment for Cause, or if Dr. Diaz-Cartelle shall terminate without Good Reason (as defined below), Dr. Diaz-Cartelle shall forfeit the right to receive any and all further payments under the Diaz-Cartelle Agreement, other than the right to receive any compensation then due and payable to him through to the date of termination.

Dr. Diaz-Cartelle may terminate the Agreement with “Good Reason” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to the Company’s right to cure as provided in the Diaz-Cartelle Agreement. In the event of the termination of Dr. Diaz-Cartelle’s employment by the Company without Cause or upon Dr. Diaz-Cartelle’s voluntary termination of his employment for Good Reason, (i) all amounts of base salary accrued but unpaid as of the termination date shall be paid by the Company within thirty days following the date of termination, (ii) an amount equal to the base salary on the date of termination for a period of one month (in the event such termination is on or prior to the one year anniversary of the Diaz-Cartelle Agreement) or two months (in the event such termination is subsequent to the one year anniversary of the Diaz-Cartelle Agreement) shall be paid by the Company in twelve equal monthly installments, (iii) the dollar value of unused and accrued vacation days shall be paid by the Company; and (iv) applicable premiums (inclusive of premiums for his dependents) shall be paid by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve months from the date of termination for any benefits plan sponsored by the Company.

The Company may terminate the Diaz-Cartelle Agreement as a result of any mental or physical disability or illness which results in (i) Dr. Diaz-Cartelle being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (ii) Dr. Diaz-Cartelle being subject to a permanent or indefinite inability to perform essential functions based on the reasonable opinion of a qualified medical provider chosen in good faith by the Company. Termination will be effective on the date designated by the Company, and Dr. Diaz-Cartelle will be paid any unpaid earned base salary, earned target bonus (if any), reimbursement of business expenses and accrued vacation, if any, and benefits through the date of termination.

The Diaz-Cartelle Agreement contains customary non-competition and non-solicit provisions pursuant to which Dr. Diaz-Cartelle agrees not to compete and solicit with the Company. Dr. Diaz-Cartelle also agreed to customary terms regarding non-disparagement, confidentiality and ownership of intellectual property.

Director Compensation

The Company has an amended compensation package for the non-management members of its Board, pursuant to which each such Board member would receive for his or her services $35,000 per annum. Furthermore, each member of the Audit Committee of the Board receives an additional $10,000 per annum ($20,000 if Chairman), each member of the Compensation Committee of the Board receives an additional $7,500 per annum ($15,000 if Chairman) and each member of the Corporate Governance and Nominating Committee of the Board receives an additional $5,000 per annum ($10,000 if Chairman). Board members are also entitled to receive equity awards. Upon joining the Board, a member would receive an initial grant of stock options with an additional grant of stock options each year thereafter. The Company had recently amended the director’s compensation package to remove the requirement that the option grants be based on a specific dollar value of $95,000 (or $190,000 for new directors) as a result of the decrease in value of the Company’s stock price and the corresponding increase in the number of options the directors would have each received. Instead, the number of options shall be determined by the Compensation Committee or the Board based on, among other factors, a market competitive percentage of the Corporation’s issued and outstanding shares of common stock from time to time. For the 2024 fiscal year, in January 2025 the independent members of the Board were each granted 10,000 options with Mr. Wilson, as a newly elected director, being granted an additional 10,000 options. Additionally, as a result of the Company’s May 2023 cost reduction plan, the independent members of the Board agreed to a suspension of their quarterly director fees, with reinstatement of such fees effective as of January 1, 2024.

The following table summarizes cash and equity-based compensation information for our outside directors, for the year ended December 31, 2024:

Name	Fees earned or paid in cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Yoseph Bornstein (2)	$39,375	-	$66,891	-	-	-	$106,266
Scott Burell	$45,000	-	$66,891	-	-	-	$111,891
Martin Madden	$45,000	-	$66,891	-	-	-	$111,891
Prattipati Laxminarain	$33,750	-	$66,891	-	-	-	$100,641
Aileen Stockburger	$31,875	-	$66,891	-	-	-	$98,766
Tal Wenderow	$30,000	-	$66,891	-	-	-	$96,891
David J. Wilson	-	-	-	-	-		-

(1)	Amounts shown do not reflect cash compensation actually received by the director. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the period presented as determined pursuant to U.S. GAAP. The assumptions used to calculate the fair value of stock option awards are described in Note 10 to the Consolidated Financial Statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)	Mr. Bornstein’s term as a director expired in December 2024.

Mr. Gadot received compensation for his services to the Company as set forth under the summary compensation table above.

Equity Compensation Plan Information Table

The following table provides information about shares of our common stock that may be issued upon the exercise of options under all of our existing compensation plans as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan Category
Equity compensation plans approved by security holders:
2017 Equity Incentive Plan	467,133	$10.72	156,585
2020 Omnibus Performance Award Plan	1,978,435	$3.29	642,217
Equity compensation plans not approved by security holders:
Microbot Israel Employee Stock Option Plan(1)	61,577	$0.01	-
Stock Options (2)	77, 846	$4.20	-
Total	2,584,991		798,802

(1)	Such options were originally issued by Microbot Israel under its Employee Stock Option Plan, and represented the right to purchase an aggregate of 500,000 shares of Microbot Israel’s ordinary shares. As of the effective time of the Merger, such options were retroactively adjusted to reflect the Merger and now represent the right to purchase shares of our common stock.
(2)	Such options were originally issued by Microbot Israel to MEDX Ventures Group LLC, of which Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner, and represented the right to purchase an aggregate of 486,263 of Microbot Israel’s ordinary shares. As of the effective time of the Merger, such options were retroactively adjusted to reflect the Merger and now represent the right to purchase shares of our common stock.

Security Ownership Of Certain Beneficial Owners And Management

The following table shows the number of shares of our common stock beneficially owned, as of January 31, 2025, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be a beneficial owner of more than 5% of the Company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of January 31, 2025. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 28,641,187 shares outstanding as of January 31, 2025. In addition, shares issuable pursuant to options or other convertible securities that may be acquired within 60 days of January 31, 2025 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

This table is based on information supplied by each director, officer and principal stockholder of the Company. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each director, executive officer and 5% or greater stockholders of the Company listed is: c/o Microbot Medical Inc., 288 Grove Street, Suite 388, Braintree, MA 02184.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Harel Gadot(1)(2)	1,073,927	3.63%
Scott Burell(3)	74,554	*
Martin Madden(3)	74,554	*
Prattipati Laxminarain(3)	74,554	*
Aileen Stockburger(3)	69,458	*
Simon Sharon(2)(3)	107,795	*
Tal Wenderow(3)	67,867	*
Rachel Vaknin(2)(3)	72,700	*
Juan Diaz-Cartelle(2)(3)	18,875	-
David J. Wilson	-	-
All current directors and executive officers as a group (10 persons)(2)	1,634,284	5.42%

*	Less than 1%.
(1)	Includes (i) 136,847 shares of our common stock owned by MEDX Ventures Group LLC, and (ii) 937,080 shares of our common stock issuable upon the exercise of options granted to Mr. Gadot. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group, LLC and thus may be deemed to share voting and investment power over the shares and options beneficially owned by this entity.
(2)	Does not include performance-based options, the vesting of which remains subject to confirmation by the Company’s Compensation Committee. See “Executive Compensation—Executive Employment Agreements” above.
(3)	Represents options to acquire shares of our common stock.
(4)	Includes shares of our common stock issuable upon the exercise of options as set forth in footnotes (1) and (3).

Options

As of January 15, 2025, we had:

●	2,584,991 shares of our common stock issuable upon the exercise of outstanding stock options granted to employees, directors and consultants, with exercise prices ranging from approximately $0.005 to $15.75 and having a weighted-average exercise price of $4.58 per share;

●	156,585 shares of our common stock reserved for future grant under our 2017 Equity Incentive Plan; and

●	642,217 shares of our common stock reserved for future grant under our 2020 Omnibus Performance Award Plan.

Warrants and Preferred Investment Options

As of January 15, 2025, we had outstanding:

●	51,125 shares of our common stock issuable upon the exercise of outstanding warrants expiring in October 2027, at an exercise price per share of $6.1125;

●	32,778 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.75;

●	60,476 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.75;

●	35,088 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.6719;

●	1,075,165 shares of our common stock issuable upon the exercise of outstanding series E preferred investment options expiring in July 2029, at an exercise price per share of $1.50;

●	3,133,338 shares of our common stock issuable upon the exercise of outstanding series F preferred investment options expiring in June 2026, at an exercise price per share of $1.50;

●	8,000,002 shares of our common stock issuable upon the exercise of outstanding series G preferred investment options expiring in January 2027, at an exercise price per share of $1.75;

●	7,577,100 shares of our common stock issuable upon the exercise of outstanding series H preferred investment options expiring in January 2027, at an exercise price per share of $2.10;

●	31,231 shares of our common stock issuable upon the exercise of outstanding warrants expiring in June 2028, at an exercise price per share of $4.0625;

●	84,284 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in July 2029, at an exercise price per share of $2.025;

●	78,333 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in June 2026, at an exercise price per share of $1.875;

●	200,000 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in January 2027, at an exercise price per share of $2.1875; and

●	189,428 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in January 2027, at an exercise price per share of $2.8375.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: February 10, 2025